EXHIBIT 99.(b)

                            FLORIDA PROGRESS CORPORATION
                                INVESTOR INFORMATION
Analysts' Contacts:
Richard R. Champion, Director, Investor Relations  (813) 824-6428
Mark A. Myers, Manager, Investor Communications  (813) 824-6422


                                                       January 17, 1994


Florida Power to trim another 300 positions from its work force

Florida Power Corporation today announced plans to further reduce employment across its 32-county system by approximately 300 positions before the end of this year. The positions are within the utility's largest operating unit, known as energy distribution. About 2,500 of Florida Power's 5,800 employees work in this part of the company, which includes all functions related to customer service.

Florida Power believes these work force reductions - and related cost savings - can be made without compromising the high service levels Florida Power provides to its 1.2 million customers. Today's decision is part of a Florida Power strategy that calls for restructuring the organization to allow it to compete more aggressively in tomorrow's new energy markets. An important goal of this strategy is to reduce the annual operating costs and improve efficiencies in the utility's energy distribution unit.

Florida Power began streamlining this part of its organization in 1993. The utility started by realigning its operations to better serve the growing population in its service territory, now and in the future. It decided to take a more regional approach to customer service. Florida Power went from operating seven field divisions in its system to consolidating its operations into three large regions.

Many administrative functions and field activities, such as meter reading and customer service, were centralized in these three regions. These moves were designed to help improve customer service and make energy distribution more cost efficient. The utility also announced last year that several of its smaller field offices would close. In addition, several layers of management within the utility's field operations were eliminated.

In the years ahead, Florida Power sees the electric power industry dividing into three major operating segments - generation, transmission and distribution. By organizing along functional lines, the utility believes it can compete more successfully in each of these emerging energy businesses. Florida Power already has announced restructuring moves in its generation and transmission units.

In September 1993, the utility's power plant divisions, both fossil and nuclear, were streamlined and two older power plants were scheduled to be shut down. As a result, Florida Power said that between 175 to 200 positions would be eliminated in 1994. The utility also announced work force reductions of up to 73 nuclear positions and another 72 contractor jobs by the end of this year.

The reorganization of Florida Power's transmission operations, known as energy delivery, will result in the elimination of 34 utility positions. Streamlining also occurred at the corporate staff level. Last year, Florida Power announced that about 60 positions would be trimmed by the end of 1994 in such areas as financial services, materials and contracts, and administrative services.

Last month, Florida Progress announced a voluntary, early retirement program for which approximately 200 employees were eligible, most of whom work at Florida Power. Most of those eligible for the program work in utility operations that are being affected by the position reductions discussed above.

All of these organizational changes are designed to keep Florida Power cost competitive in Florida's growing energy markets. When the utility began the comprehensive review of its operations, special employee teams were formed to help Florida Power look for ways to reduce operating costs and improve efficiencies. Their recommendations have led to key management decisions at the utility in 1993. This detailed approach to changing the business will continue. In fact, it will be an ongoing part of Florida Power's strategic management process.

Florida Progress (NYSE: FPC) is a diversified utility holding company with assets of $5.5 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with 1.2 million customers. Florida Progress' diversified operations include coal mining and transportation, life insurance, real estate, and lending and leasing.